Exhibit 5

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickStockton.com

May 13, 2010	direct dial 202 508 5882 direct fax 202 585 0079 thutton@kilpatrickstockton.com

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832

Re:   Sandy Spring Bancorp, Inc. Director Stock Purchase Plan, as amended and restated

Board Members:

We have been requested by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $1.00 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) relates to 30,000 shares of Company common stock (the “Shares”) to be issued under the Sandy Spring Bancorp, Inc. Director Stock Purchase Plan, as amended and restated (the “Plan”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion.  In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that the Shares reserved for issuance under the above-referenced Plan are duly authorized, and, that such Shares upon issuance in the manner described in the Plan, will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours, KILPATRICK STOCKTON LLP

By:	/s/ Thomas P. Hutton
Thomas P. Hutton, a Partner